Exhibit 99.1

BRT APARTMENTS CORP.

AGREES TO SELL MULTI-FAMILY PROPERTY

FOR MORE THAN $97 MILLION

Great Neck, New York – January 8, 2018 – BRT Apartments Corp. (NYSE:BRT) announced that it has entered into a contract to sell The Fountains Apartments, a 542 unit property located in Palm Beach Gardens, Florida, for approximately $97.3 million. It is anticipated the sale will be completed, subject to the satisfaction of customary closing conditions, in the second quarter of fiscal 2018. BRT estimates that its share of the gain on this sale, net of its share of mortgage prepayment charges, will be approximately $20.5 million. During the fiscal year ended September 30, 2017, this property generated $9.2 million of rental and other revenue and $7.9 million of expense, including $1.9 million of depreciation and $1.9 million of interest expense.

“We anticipate that in the short-term, we will be able to recycle the proceeds from this sale into accretive acquisition opportunities” commented Jeffrey A. Gould, Chief Executive Officer and President of BRT.

Forward Looking Statements:

Certain information contained herein is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  BRT intends such forward looking statements to be covered by the safe harbor provisions for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions.  Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions or variations thereof.  Forward looking statements, including statements with respect to BRT’s multi-family property acquisition, development and ownership activities, involve known and unknown risks, uncertainties and other factors, which, in some cases, are beyond BRT’s control and could materially affect actual results, performance or achievements.  Investors are cautioned not to place undue reliance on any forward-looking statements and to carefully review the section entitled “Item 1A. - Risk Factors” in BRT’s Annual Report on Form 10-K for the year ended September 30, 2017 and in the Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed thereafter.

About BRT Apartments Corp.:

BRT is a real estate investment trust that either directly, or through joint ventures, owns and operates multi-family properties and other real estate assets.  Additional financial and descriptive information on BRT, its operations and its portfolio, is available at BRT’s website at: http://BRTapartments.com. Interested parties are encouraged to review the BRT’s Annual Report on Form 10-K for the year ended September 30, 2017, and the other reports filed thereafter with the Securities and Exchange Commission for additional information.

Contact:  Investor Relations

BRT Apartments Corp.

60 Cutter Mill Road

Suite 303

Great Neck, New York 11021

Telephone (516) 466-3100

Telecopier (516) 466-3132

http://BRTapartments.com